Exhibit 10.7

ESCROW AGREEMENT

This Escrow Agreement, dated as of November ___, 2016 (this “Escrow Agreement”), is entered into by and among James C. Heckman, as the Stockholders’ Representative, Integrated Surgical Systems, Inc., a Delaware corporation, (the “ISS”), and Golenbock Eiseman Assor Bell & Peskoe LLP, as escrow agent (“Escrow Agent”, together with the Stockholders’ Representative and ISS, the “Parties”).

RECITALS

A.           WHEREAS, TheMaven Network, Inc., a Nevada Corporation (“Maven”), and ISS are parties to that certain Share Exchange Agreement, dated as of October 14, 2016 (the “Exchange Agreement”), pursuant to which there will be an exchange of all the outstanding equity of Maven for 12,517,151 shares of common stock, par value $0.001 per share, of ISS (the “ISS Common Stock”), with Maven surviving as a wholly owned subsidiary of ISS (the “Maven Transaction”). A copy of the Exchange Agreement is attached as Exhibit A hereto. Terms not defined herein will have the meanings ascribed to such terms in the Exchange Agreement.

B.           WHEREAS, in connection with the transactions contemplated by the Exchange Agreement, ISS, Maven, and the stockholders of Maven (“Maven Stockholders”) have agreed to perform certain obligations and have made certain representations, warranties, covenants and agreements for the benefit of each other, as set forth in the Exchange Agreement.

C.           WHEREAS, pursuant to Section 7.3 of the Exchange Agreement, ISS and the Maven Stockholders agreed that a total of 35% of the ISS Common Stock issued to the Maven Stockholders be delivered to the Escrow Agent, which such 35% of the ISS Common Stock shall be (i) subject to claims against Maven and the Maven Stockholders under the Exchange Agreement (referred to in such case as the “Shareholders Escrow Shares”) and (ii) shall also be subject to repurchase if Maven does not meet the Milestone Achievement, as defined below (referred to in such case as the “Milestone Escrow Shares”), shall be delivered to the Escrow Agent (together Shareholders Escrow Share and the Milestone Escrow Shares referred to as the “Remedy Fund”).

D.           WHEREAS, under the Exchange Agreement, the Maven Stockholders have appointed Mr. James C. Heckman as the representative of Maven Stockholders with respect to matters related to the Remedy Fund pursuant to the Exchange Agreement and this Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ISS, the Stockholders’ Representative and the Escrow Agent agree as follows:

1.            Appointment. ISS and the Stockholders’ Representative hereby appoint the Escrow Agent as the escrow agent to act in accordance with and subject to the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to the terms of this Escrow Agreement. The Stockholders’ Representative, on behalf of the Maven Stockholders, further designates and appoints the Escrow Agent as an agent with irrevocable power of attorney to execute such stock powers as may be required to effect any transfer of the shares held in escrow.

2.            Deposit of Escrow Deposit. At the consummation of the Maven Transaction, the transfer agent of ISS (the “Transfer Agent”) shall deliver to the Escrow Agent, but registered in the name of the applicable Maven Shareholders as the owner thereof, share certificates representing 35% of the ISS Common Stock issued to the Maven Stockholders at the Closing. The ISS Common Stock shall be referred to as Shareholders Escrow Shares, in the case of claims under Section 3.1 and shall be referred to as Milestone Escrow Shares, in the case of clams under Section 3.2. The ISS Common Stock shall be held and distributed subject to the terms and conditions of the Exchange Agreements and this Escrow Agreement.

2.1           Voting. Each Maven Stockholder shall be entitled during the Escrow Period (as defined below) to vote his or her respective shares of the Escrowed Consideration (as defined below), as set forth on Exhibit B hereof, on any matters to come before the shareholders of ISS. Each Maven Stockholder shall have the right to direct the Escrow Agent in writing to exercise any voting or consent rights pertaining to his or her respective Escrowed Consideration and the Escrow Agent shall comply with any such written instructions. In absence of such instructions, the Escrow Agent shall, in its sole discretion, not vote and withhold consent in accordance to the recommendation of the board of directors on shareholder matters. The Stockholders’ Representative hereby acknowledges that the Escrow Agent is not acting, and will not act, as a fiduciary or financial or investment adviser to the Stockholders’ Representative, the Maven Stockholders.

2.2           Dividends and Distribution. All distributions, whether payable in cash, in shares of ISS Common Stock or otherwise that are declared by ISS and paid to the shareholders of ISS at any time during the term hereof (“Distributions”), shall not be distributed to the beneficial owners of the Remedy Fund, but rather shall be distributed by ISS to, and held by, the Escrow Agent (all such Distributions, together with the Remedy Fund, “Escrowed Consideration”). The Escrow Agent has no duty to solicit any dividends or other Distributions hereunder. Any other securities or other property received by the Escrow Agent in respect of the Escrowed Consideration, including, without limitation, pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving ISS, or otherwise (a “Corporate Reorganization”), shall be held by the Escrow Agent and constitute Escrowed Consideration subject the provisions of this Escrow Agreement. In the event of a Corporate Reorganization, the Escrow Agent is hereby authorized to deliver Escrowed Consideration in exchange for securities or other properties to be issued in such Corporation Reorganization.

2.3           Fractional Shares. No fractional shares of the ISS Common Stock or other securities shall be retained in or released by the Escrow Agent pursuant to this Escrow Agreement. In connection with any release of Escrowed Consideration, ISS shall be permitted to round up or down to the nearest whole number in order to avoid retaining any fractional shares being held by the Escrow Agent.

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2.4           Transferability. During the Escrow Period, no Escrowed Consideration or any beneficial interest therein may be pledged, sold, assigned, or transferred (other than to the Maven pursuant to the Founder Restricted Stock Purchase Agreement), including by operation of law, by the Maven Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Maven Stockholder, prior to delivery to such Maven Stockholder of his or her portion of the Escrowed Consideration held by the Escrow Agent as provided herein, except by virtue of the laws of descent and distribution upon death of any Maven Stockholder; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Escrow Agreement.

3. Claims against Escrowed Consideration.

3.1           Shareholders Escrow Shares. Prior to the end of the Indemnity Escrow Period (as define below), if ISS has or claims to have incurred or suffered Damages (as such term is defined in the Exchange Agreement) for which it is or may be entitled to indemnification, compensation or reimbursement under Section 7 of the Exchange Agreement from the Shareholders’ Escrow Shares, ISS may deliver a claim notice (a “Indemnification Claim Notice”) to the Stockholders’ Representative, with a copy to the Escrow Agent, pursuant to Section 7.6 of the Exchange Agreement. Each Indemnification Claim Notice shall specify the nature of the claim and, if possible, the amount or the estimated dollar amount thereof (the “Indemnification Claim Amount”), and the Market Price of the ISS Common Stock on the date such claim is made. For the purposes of this Agreement, the “Market Price” shall have the meaning set forth in the Exchange Agreement. Within fifteen (15) days after confirmed delivery of a Claim Notice, the Stockholders’ Representative may deliver a written response (the “Response Notice”) to ISS, with a copy to the Escrow Agent, in which the Stockholders’ Representative: (i) agrees that ISS is entitled to receive the full Claimed Amount; (ii) agrees that ISS is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) does not agree that Indemnified Party is entitled to receive any part of the Claimed Amount. Any part of the Claimed Amount that the Indemnifying Party contests shall be the “Contested Amount.” If a Response Notice is not delivered by Stockholders’ Representative to ISS, with a copy to the Escrow Agent, within such 15-day period, the Stockholders’ Representative shall be deemed to have agreed that ISS is entitled to the Claimed Amount.

3.2           Milestone Escrow Shares. Within 90 days after December 31, 2017, if the Independent Committee (as defined in the Exchange Agreement) has determined that the Surviving Corporation (as defined in the Exchange Agreement) has failed to achieve the designated milestone, as set forth on Exhibit C hereto, then ISS may deliver a claim notice (a “Milestone Claim Notice”) to the Stockholders’ Representative, with a copy to the Escrow Agent. The Milestone Claim Notice shall provide the Milestone Escrow Shares that ISS is entitled to repurchase (the “Milestone Repurchased Shares”) for the failure of the Surviving Corporation to achieve the designated milestones (the “Milestone Achievement”). Within fifteen (15) days after confirmed delivery of a Milestone Claim Notice, the Stockholders’ Representative may deliver a written response (the “Milestone Response Notice”) to ISS, with a copy to the Escrow Agent, in which the Stockholders’ Representative: (i) agrees that ISS is entitled to repurchase the Milestone Repurchased Shares; or (ii) does not agree that ISS is entitled to repurchase all or any of the Milestone Repurchased Shares. If a Response Notice is not delivered by Stockholders’ Representative to ISS, with a copy to the Escrow Agent, within such 15-day period, the Stockholders’ Representative shall be deemed to have agreed that ISS is entitled repurchase the Milestone Repurchased Shares. The repurchase price of each Milestone Repurchased Share shall be the then par value.

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3.3           The parties shall attempt to resolve any disputed claim through good faith negotiations and will document the resolution of each claim in a written document signed by each party and delivered to the Escrow Agent.

3.4           Upon final adjudication or resolution of a claim under Section 3.1 for which the Escrowed Consideration is the source of compensation, the Escrow Agent shall deliver to ISS, such full number of shares of ISS Common Stock as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price as set forth in the Claim Notice.

3.5           Upon final adjudication or resolution of a claim under Section 3.2 for the failure to achieve a milestone, the Escrow Agent shall deliver to ISS, such full number of Milestone Escrow Shares held in the Remedy Fund as set forth herein.

4.             Distribution of the Escrowed Consideration.

4.1           Term. Subject to the terms of this Escrow Agreement, (a) the Shareholders Escrow Share shall remain held in escrow by the Escrow Agent for a period of twelve (12) months following the date hereof (the “Indemnification Escrow Period”) and (b) the Milestone Escrow Shares shall remain held in escrow by the Escrow Agent until the earlier of (i) the completion of the Milestone Achievement as contemplated by Exhibit C hereof, or (ii) 90 days after the expiration date of for the Milestone Achievement, as set forth on Exhibit C hereof (the “Milestone Escrow Period”, together with the Indemnification Escrow Period, collectively, the “Escrow Period”); provided that part or all of the Escrowed Consideration may be released to ISS, from time to time, prior to such time in connection with the final adjudication or resolution of a claim pursuant to Section 3 herein or as provided further in Exhibit C on achievement of Milestone Achievement. Notwithstanding the foregoing and subject to the provisions for an interim release set forth in Section 4.3(a), prior to the Final Release (as defined below), the Escrowed Consideration shall be held by the Escrow Agent and the Escrow Agent shall continue to perform its duties under this Escrow Agreement until (i) the final adjudication or resolution of all the pending claims, and (ii) the balance, if any, of the Escrowed Consideration is released.

4.2           Distribution to ISS. If, at any time on or prior to the Final Release (as defined below), the Escrow Agent receives (i) a notice of a resolved claim pursuant to Section 3.3 signed by both Stockholders’ Representative and ISS, or (ii) an order of a court of competent jurisdiction or a notice of an arbitration award, a copy of which is delivered by either the Stockholders Representative or ISS (either, an “Authorized Distribution Notice”), the Escrow Agent shall deliver the Escrowed Consideration as identified in such Authorized Distribution Notice. In the event that any Party is required or entitled to calculate the amount of Escrowed Consideration to be released, the Parties agree that the Escrowed Consideration to be delivered shall equal or fractionally exceed the adjudicated and resolved amount of the Damage, divided by the Market Price, up to the maximum of the Escrowed Consideration.

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4.3           Distributions of the Escrowed Consideration. On the first business day after the Shareholder Escrow Period, the Stockholders’ Representative shall be entitled to give a notice to the Escrow Agent and ISS requesting the distribution of the balance of the Shareholders Shareholder Escrow Shares, not then subject to the Milestone Escrow (“Maven Distribution Notice”). Once ISS confirms to the Escrow Agent, with a copy to the Stockholders’ Representative, that there is no pending claim against Maven and the Milestone Achievement, the Maven Stockholders, which confirmation must be given not later than 10 calendar days from the receipt of the Maven Distribution Notice, the Escrow Agent shall distribute the remaining portion of the Stockholders Escrow Shares, not then subject to the Milestone Escrow, to the Stockholders’ Representative for redistribution to the respective Maven Stockholders (the “Release”). If there is any pending claim asserted under Section 7 of the Exchange Agreement, upon receipt of evidence of such pending claim, the Escrowed Consideration will continue to be held pursuant to this Agreement. When all claims asserted against the Escrowed Consideration have been finally adjudicated or resolved, the balance of the Shareholders Escrow Shares or the Milestone Escrow Shares, if any, will be distributed to the Maven Stockholders in full discharge of the Escrow Agent’s obligation under this Escrow Agreement. Subject to the foregoing, as and when the Surviving Corporation meets the Milestone Achievement and after the end of the Indemnification Escrow Period, the Stockholders’ Representative shall be entitled to give a notice to the Escrow Agent and ISS requesting the distribution of Milestone Escrow Shares not then subject to the Milestone Escrow and Shareholder Escrow (“Milestone Distribution Notice”)

5.             Concerning the Escrow Agent.

5.1           Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2           Indemnification. The Escrow Agent shall be indemnified and held harmless by ISS and the Stockholders’ Representative from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim or interpretation which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, or the Escrowed Consideration held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other Parties hereto in writing.

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5.3           Limitation of Liability. (I) the escrow agent SHALL NOT be liable, directly or indirectly, for any damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have resulted from the escrow agent’s gross negligence or willful misconduct, AND (ii) NO PARTY SHALL BE LIABLE HEREUNDER, directly or indirectly, for any special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if such party has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

5.4           Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D. The Escrow Agent shall also be entitled to reimbursement from ISS for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. Until the fees and expenses have been paid, the Escrow Agent shall be entitled to hold on to the Escrowed Consideration and not make any distribution hereunder.

5.5           Further Assurances. From time to time on and after the date hereof, ISS and the Stockholders’ Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.6           Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to ISS and the Stockholders’ Representative, and ISS and the Stockholders’ Representative may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrowed Consideration and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.

5.7           Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrowed Consideration until the Escrow Agent (i) receives a joint written instruction or a written agreement executed by each of the Parties involved in such disagreement or dispute directing delivery of the Escrowed Consideration, in which event the Escrow Agent shall be authorized to disburse the Escrowed Consideration in accordance with such joint written instruction or agreement, or (ii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrowed Consideration and shall be entitled to recover its reasonable out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent. Notwithstanding the foregoing, in the event the Escrow Agent receives conflicting instructions hereunder, the Escrow Agent shall refrain from acting until such conflict is resolved to the satisfaction of the Escrow Agent.

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5.8           Attachment of Escrowed Consideration; Compliance with Legal Orders. In the event that any Escrowed Consideration shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Consideration, the Escrow Agent is hereby expressly authorized, in its reasonable discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, provided that the Escrow Agent shall first provide written notice to ISS and the Stockholders’ Representative before otherwise embarking on any course of action or inaction in response to such legal or judicial process and shall use commercially reasonable efforts to provide ISS and/or the Stockholders’ Representative, as applicable, an opportunity to respond to such court order or other legal process and to seek protection of the Escrowed Consideration therefrom. Nothing in this provision or this Agreement shall increase the obligations of the Escrow Agent.

5.9           Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

5.10         Consultations with Legal Counsel. The Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability or expense and shall be fully protected and reimbursed in acting in accordance with the reasonable advice or opinion of such counsel.

5.11          Collection and Investment. The Escrow Agent is under no obligation to institute and/or defend any action, suit or proceeding in connection with this Escrow Agreement. The Escrow Agent is acting solely as an escrow agent hereunder, and it owes no duties, covenants or obligations, fiduciary or otherwise, to any person by reason of this Escrow Agreement, except as explicitly set forth herein. There shall be no implied duties, covenants or obligations read into this Escrow Agreement as against the Escrow Agent. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state laws, including securities laws, disclosure or tax laws, concerning the holding of the Escrowed Consideration or the use of the Escrowed Consideration. The Escrow Agent has no duty or obligation to make any investment decisions with respect to any or all of the Escrowed Consideration, and may hold the Escrowed Consideration in the same form, including in book-entry form, as received.

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6.             Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of ISS, the Stockholders’ Representative, the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and shall require the prior written consent of the other Parties of this Escrow Agreement.

7.             Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Consideration escheat by operation of law.

8.             Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, (iv) by mail or by certified mail, return receipt requested, and postage prepaid, or (v) by electronic mail. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to ISS:

Integrated Surgical System, Inc.

c/o MDB Capital Group LLC

2425 Cedar Springs Road

Dallas, TX 75201

Attn: Christopher A. Marlett
Facsimile: (310) 526.5020

Email: cmarlett@mdb.com

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue,

New York, NY 10017
Attn.: Andrew D. Hudders, Esq.
Facsimile: 212-754-0330

Email: ahudders@golenbock.com

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If to the Stockholders’ Representative:

TheMaven Network, Inc.

5048 Roosevelt Way NE

Seattle, WA 98105

Attention: James C. Heckman, CEO

Telephone: (206) 526-2427

Email: jch@themaven.net

with a copy (which shall not constitute notice) to:

Peterson Russell Kelly, PLLC

1850 Skyline Tower, 10900 N.E. 4th Street

Bellevue, WA 98004
Attn.: Patrick Moran, Esq..
Email: pmoran@prklaw.com

If to the Escrow Agent:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue,

New York, NY 10017
Attn.: Andrew D. Hudders, Esq.
Facsimile: 212-754-0330

Email: ahudders@golenbock.com

9.             Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.           Entire Agreement. This Escrow Agreement and the Exchange Agreements set forth the entire agreement and understanding of the parties related to the Escrowed Consideration.

11.           Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

12.          Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

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13.           Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

14.           Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

INTEGRATED SURGICAL SYSTEMS, INC.

By:
Name:	Gary Schuman
Title:	Chief Financial Officer

Stockholders’ Representative

James C. Heckman

GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP, as Escrow Agent

By:
Name:	Andrew D. Hudders
Title:	Partner

Waiver of Conflicts of Interest. The Escrow Agent currently represents ISS. ISS and the Stockholders’ Representative agree that Escrow Agent shall not be prohibited from continuing to represent ISS in matters relating to the Exchange Agreements or other matters, including general corporate representation of ISS and its affiliates, now and in the future, by reason of any conflict of interest, actual or potential, that the Escrow Agent may have or have had with respect to this Escrow Agreement or any other agreements involving ISS, the Stockholders’ Representative, the Maven Stockholders, the Key Employees, or their successors and assigns or other parties affiliated with the Stockholders’ Representative, the related transactions contemplated hereby or under the Exchange Agreements and general representation of ISS and its affiliates, and related matters including the defense or pursuit of any indemnity claim by or on behalf of ISS.

Initials of the Stockholders’ Representative ____________.

Milestone Achievement

The “Milestone Achievement” means eight million Unique Visitors to the Sites during any one calendar month on or before December 31, 2017.

If the Surviving Corporation meets the Milestone Achievement at any time on or before December 31, 2017 (which for clarity, includes December 31, 2017), then 100% of the Milestone Escrow Shares shall be released from the Escrow Agreement, after the Indemnification Period.

As and when during the Milestone Escrow Period, the Surviving Corporation receives Unique Visitors, then the Milestone Escrow Shares shall be released pursuant to the following high water mark release schedule.

Highest Unique Visitors in Any Calendar Month	Total Percentage of Milestone Escrow Shares Released
1,000,000.00	13%
2,000,000.00	25%
3,000,000.00	38%
4,000,000.00	50%
4,500,000.00	56%
5,000,000.00	63%
5,500,000.00	69%
6,000,000.00	75%
6,250,000.00	78%
6,500,000.00	81%
6,750,000.00	84%
7,000,000.00	88%
7,100,000.00	89%
7,200,000.00	90%
7,300,000.00	91%
7,400,000.00	93%
7,500,000.00	94%
7,600,000.00	95%
7,700,000.00	96%
7,800,000.00	98%
7,900,000.00	99%
8,000,000.00	100%

Any Milestone Escrow Shares released from Escrow Agreement shall remain subject to the Shareholders Escrow Shares, if and to the extent then applicable.

The following examples are intended to clarify the above schedule.

If in any calendar month during Milestone Escrow Period, the Surviving Corporation has 6 million Unique Visitors to its Sites, then after the end of the Indemnification Escrow Period, 75% of the Milestone Escrow Shares shall be released from the Remedy Fund.

If after having receiving 6 million Unique Visitors in a calendar month, the Surviving Corporation then has 7 million Unique Visitors in a calendar month (which is a new high water mark), then after the end of the Indemnification Escrow Period, a total of 88% of the Milestone Escrow Shares should be released from the Remedy Fund. Since 75% of the Milestone Escrow Shares have already been released from the Remedy Fund, an additional 13% of the Milestone Escrow Shares shall then be released.

Definitions.

“Milestone Escrow Period” means the period commencing on Closing and ending upon the earlier of (a) the Surviving Corporation meeting the Milestone Achievement or (b) January 1, 2018.

“Milestone Achievement” means eight million Unique Visitors to the Sites during any calendar month at any time during the Milestone Escrow Period.

“Site” means then then website(s) of the Surviving Corporation, which shall include all Sites then owned directly or indirectly by or through one or controlled subsidiaries, by the Surviving Corporation and all Sites owned, directly or indirectly, by one or more affiliates of the Surviving Corporation.

“Surviving Corporation” has the meaning set forth in the Exchange Agreement.

“Unique Visitor” is the number of unduplicated (counted only once) visitors to the Site(s) during any calendar month during the Milestone Escrow Period. Unique Visitors shall be determined by Google Analytics, or if Google Analytics is not then providing such service, such other, reputable, independent third party provider of such similar services, reasonably acceptable to the Stockholders’ Representative and the Independent Committee.

“Visitor” means any person that has had at least one session or visit to a Site within the selected date range as then determined by Google Analytics.

All definitions under this section shall have the common meanings general ascribed to such term as set forth in Google Analytics.

Reverse Vesting.

Pursuant to the Founder Restricted Stock Purchase Agreements, each of the Maven Stockholder also reverses vests over a 36 month period, commencing as of August 1, 2016. Any shares of ISS then acquired by the Surviving Corporation under the Founder Restricted Stock Purchase Agreements shall be added to the Milestone Escrow Shares.

Fees of Escrow Agent

The Escrow Agent will be entitled to fees based on the time devoted to the matters related to the Escrow Agreement and Escrow Consideration, in increments of 1/10 of an hour, at the then regular hourly rates of the persons employed by the Escrow Agent (which rates may change from time to time), plus actual disbursements.

All fees of the Escrow Agent shall be paid by ISS.